CONSULTANCY AGREEMENT

THIS CONSULTANCY AGREEMENT (this “Agreement”) is made and entered into this 6th day of October, 2025, by and among Kaltura, Inc., a Delaware corporation of 860 Broadway, 3rd Floor New York, NY 10003 (hereinafter “Kaltura” or the “Company”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its legal representatives, subsidiaries, affiliates and permitted assigns) and Mr. John Doherty, of 12485 World Cup Lane, Wellington, Florida 33414 (the “Consultant”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its legal representatives and permitted assigns). (Kaltura and Consultant may also sometimes be individually referred to as a “Party” and jointly referred to as the “Parties”).

WHEREAS:

1.The Consultant commenced serving as Chief Financial Officer of Kaltura on February 1, 2024, his employment as Chief Financial Officer is expected to terminate on December 5, 2025 (the “Effective Date of Termination”), and is familiar with the Company’s business and has financial skills and expertise;
2.Kaltura wishes to engage with the Consultant following the Effective Date of Termination for the rendering of certain management consulting services in Kaltura’s areas of operation, including certain accounting, financing and banking related matters in connection with the transition of the Consultant’s former responsibilities as CFO to his successor, as shall further be directed by Kaltura from time to time (the “Purpose”); and
3.The Consultant desires to provide Consultancy Services (as defined below) in accordance with the terms of this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.The Annexes & Headings
1.1.The preamble, recitals, exhibits and attachments to this Agreement form an integral part hereof and shall be binding upon the Parties as the Agreement itself.
1.2.The headings of the Sections in this Agreement and its appendices are for convenience of reference only and shall not affect or limit in any way the interpretation or construction of the provisions thereof.

2.Definitions and Terms
3.The following expressions and terms shall have the meaning as hereinafter defined, unless the context otherwise requires:

“Affiliates”	-	means any Person now or hereafter Controlling, Controlled by or under common Control with another Person.

“Consultancy Fees”	-	shall have the meaning ascribed to it in Section 6.1 below.

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“Control”, “Controlling”, “Controlled” and other declension of such verb	-
with respect to any Person, shall mean: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by agreement or otherwise; and/or (b) the possession, directly or indirectly, of the power to elect and remove one half or more of the directors or other individuals exercising similar authority with respect to such Person, whether through the ownership of voting securities, by contract or otherwise; and/or (c) the possession, directly or indirectly, of a voting interest of 50% or more.

“Consultancy Services” or “Services”	-
means all the services, tasks, actions, obligations and undertakings that the Consultant has undertaken to perform and render as specified in Section 4 below, and all the ancillary acts and services required for the performance, rendering and/or delivery thereof.

“Effective Date”	-	has the meaning set forth in Section 3.2 hereof.

“Kaltura Group”	-	shall have the meaning ascribed for it in Section 5.2 below.

"Person(s)"	-
means any individual, sole proprietorship, unincorporated association, body corporate, corporation, company, partnership, limited liability company, joint stock company, joint venture, unincorporated organization, governmental authority, trust or any other entity or organization.

4.Consultancy Term
4.1.The Consultant shall render the Consultancy Services as provided under this Agreement from December 6, 2025, until March 31, 2026 (the “Consultancy Term”).
4.2.This Agreement shall become effective upon its execution by both Parties (herein, the “Effective Date”), provided, however, that the Consultant shall render the Consultancy Services to Kaltura throughout the Consultancy Term only as defined in Section 3.1 above.

5.Consultancy Services
5.1.The Consultant, solely by himself, shall render to the benefit of Kaltura and its Affiliates on an non-exclusive basis the Services set forth in this Section 4, and shall perform all actions and comply with all undertakings necessary in order to provide the Consultancy Services to Kaltura and its Affiliates as Kaltura may from time to time instruct in accordance with the provisions of this Agreement. It is understood that this Agreement has been entered into by Kaltura in reliance upon and in consideration of the personal qualifications of the Consultant and who, it is agreed, will perform the Consultancy Services.
5.2.The Consultant shall provide Kaltura and its Affiliates with consultation and management services with respect to the Purpose, including, without limitation, preparation of Kaltura’s financial statements and regulatory financial disclosure, providing professional guidance and advice to Kaltura’s finance department as shall be required, participation in meetings, discussions and preparation of related materials, including meeting with Kaltura’s independent registered public accounting firm and other third parties, and all other tasks as may from time to time be requested or directed by Kaltura’s CEO (the “Principal”).
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5.3.The Consultant shall have such duties and responsibilities customarily imposed upon providers of similar professional services while taking into consideration the Consultant’s exposure to the Company’s sensitive, confidential and proprietary material non-public information, including fiduciary duty and duty of care as imposed under the applicable law on officers of the Company.
5.4.The Consultant shall not be awarded signatory rights and shall not be authorized to make any representations and/or warranties on behalf of Kaltura and its Affiliates, nor to solicit, submit or accept, on behalf of the said entities, any proposal, tender, draft, contract, offer and/or order which purports to be binding upon them or imposes any liability on them.
5.5.The Consultant shall coordinate his activities with the Principal and inform the Principal promptly regarding any significant issues that develop in providing the Services.

6.Independent Contractor Relationship
6.1.For the avoidance of any doubt, it is hereby clarified that the Consultant shall be an independent contractor engaged by Kaltura and there shall not be an employer-employee relationship between the Consultant and Kaltura and/or its Affiliates or any other beneficiaries of the Services at any time during the subsistence of Agreement. Thus, except for the payment of the Consultancy Fees in terms of Section 6 below, the Consultant shall not be entitled to, and consequently shall not be provided, any benefits, including but not limited to pension and gratuity, otherwise provided to an employee under law.
6.2.The Consultant shall indemnify and hold Kaltura and its Affiliates, shareholders, directors, officers, managers and employees (jointly and severally, the “Kaltura Group”) harmless from and against any claim or demand and any cost, expense or damage, of whatsoever kind or nature, incurred by any Kaltura Group entity, with respect to and/or in connection with any breach of the foregoing Paragraph 5.1 of this Section, by the Consultant or any successor thereof or someone on his behalf, and/or connection with or as a result of any judgment or arbitration award and/or any decision of any authority in any proceeding initiated by the Consultant against the Kaltura Group contrary to the above undertaking, by which the Consultant shall be deemed an employee of any Kaltura Group entity or shall otherwise be awarded any compensation and/or social benefit typically awarded to employees in their capacity as such.
6.3.This Agreement shall not be construed by the Parties to constitute or create a joint venture, partnership, or formal business organization of any kind, and the rights and obligations of the Parties shall only be those expressly set forth herein.

7.Consultancy Fees, Consideration
7.1.The Consultant shall receive a gross monthly fixed retainer consultancy fee from Kaltura in the amount of $10,000 (ten thousand US Dollars), as consideration for the rendering of the Consultancy Services and Consultant’s undertakings hereunder (the “Consultancy Fee”).
7.2.The Consultancy Fee shall be paid in consideration for and shall cover both: (i) payment for the Services under this Agreement, and (ii) the Consultant’s obligations under Sections 87, 8 and 9 hereof, and the Consultant hereby confirm that the Consultancy Fee is a fair, reasonable, good and valuable consideration for those undertakings.
7.3.Save for Service Tax or VAT, if applicable, the Consultancy Fee and all the payments, fees and amounts specified herein are inclusive of all taxes, duties, levies and other charges of any governmental authority, as applicable under law, all of which shall be the sole responsibility of the Consultant, and specifically include all and any costs and expenses relating to the rendering of the Consultancy Services except as expressly specified otherwise below. All payments to the Consultant hereunder of any kind will be subject to the withholding of federal and state taxes and other authorized deductions and governmental assessments required pursuant to any applicable law.
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7.4.All monthly payments to the Consultant shall be due and payable only after the receipt of an invoice from the Consultant at the applicable amount in accordance with this Agreement covering the preceding calendar month.
7.5.The payments to be made hereunder to the Consultant shall be made by bank wire transfer to the Consultant’s bank account that the company currently has on record for current salary payments as an employee.
7.6.The Consultant shall NOT be entitled to the payment of, or reimbursement for, paid time off, performance bonus, annual leave, health insurance, Medicare Tax (the Consultant’s Medicare portion of the tax under the Federal Insurance Contributions Act), social security, old age, survivors and disability insurance taxes or any other similar, analogue, or other taxes, duties and levies in any jurisdiction or domicile; nor shall be entitled to any cash or equity incentive awards, allocation or allotment under the Company’s compensation plans and policies (including the 2021 Incentive Award Plan), and/or to any other benefit, remuneration or consideration not explicitly specified in Section 6.1 above.
7.7.Full Consultancy Fee. The Consultancy Fee and other consideration as specified under this Agreement shall constitute the full and final consideration to which the Consultant is entitled in terms of this Agreement, and is all inclusive of all of Consultant’s undertakings, including Consultancy Services to be performed, work product materials, documentation and any other deliverables, and no separate or additional charge whatsoever shall be payable by Kaltura and/or its Affiliates.

8.Intellectual Property Rights
8.1.All data, results, documents, researches, surveys, analyses, reports, plans, roadmaps, presentation, papers, drafts, work products, excel sheets, formulas, registers, memoranda, manuals, including the work product materials, documents and other deliverables, and any electronic media, forms and records of any kind relating to the business of Kaltura and/or its Affiliates and/or to the Services, whether prepared by the Consultant or otherwise obtained by or exposed to him in the course of rendering the Services (herein, “Deliveries”), shall be and remain the sole and absolute property of Kaltura, and shall be surrendered by the Consultant to Kaltura on cessation of the Consultancy Term for any reason or at any time upon demand of Kaltura.
8.2.All Deliverables, ideas, discoveries, inventions, secret process, plans, design, improvement and developments made or discovered by the Consultant, copyrights or other works of authorship, whether or not they are patentable or subject to copyright, and which may be made, authored or conceived by the Consultant in course or as a result of performing the Consultancy Services hereunder, whether alone or in conjunction with others (collectively, the “Inventions”), shall belong exclusively to Kaltura and to the extent subject to copyright laws, are deemed to be “works for hire” and shall forthwith be disclosed to Kaltura. The Consultant agrees to assign, and hereby does so assign, transfer and set over to Kaltura (to the extent that they do not belong to Kaltura by operation of law), all right, title and interest in and to any Inventions throughout the world, and all such Inventions shall become the sole and exclusive property of Kaltura, the consideration for which is and shall be included and reflected in the Consultancy Fee, without further compensation to the Consultant in addition to the Consultancy Fee, and the Consultant shall execute such documents of assignment as may be reasonably requested by Kaltura to evidence such assignment and to take any such actions reasonably required to effect the foregoing. The Consultant hereby appoints Kaltura and each of its officers as the Consultant’s attorney-in-fact to execute any and all such documents and to do all things which may be necessary or desirable for Kaltura to obtain for itself or its nominee the full benefits of this Section.

9.Confidential Information
9.1.Within the framework of this Agreement and his prior employment as Chief Financial Officer of Kaltura, the Consultant may have or had access to and/or may obtain or have obtained whether directly or indirectly information, knowledge and skills,
Doherty Consultancy Agreement (FINAL)

relating to the business, technical or other affairs of Kaltura and Kaltura Group, including, without limitation, the Inventions, Deliverables, data, budgets, analysis, market researches, business plans, strategies, technologies, products, solutions, studies, banking statements, contracts and other items, details and particulars (whether hard copy or machine readable, whether in print or on electronic or computerized format), which relate and pertain to the business affairs of Kaltura and Kaltura Group and/or their business partners and/or the Purpose (hereinafter “Confidential Information”).
9.2.The Consultant hereby represents and warrants that during the term of his engagement with Kaltura under this Agreement and for a period of 12 (twelve) months from its termination he shall:
9.2.1.keep and maintain as strictly confidential all Confidential Information that may come to his possession or knowledge by virtue of this Agreement and/or in connection therewith;
9.2.2.use such information only as may be required in the normal course for rendering the Consultancy Services during the Consultancy Term;
9.2.3.not disclose or divulge any or all Confidential Information to any Person; and
9.2.4.not use the Confidential Information for his personal gain or benefit or any other purpose other than the grant of the Consultancy Services.
9.3.Upon termination or expiry of the Consultancy Term, for any reason whatsoever, or at upon demand by Kaltura at any time, the Consultant undertakes to return to Kaltura any and all copies of the Confidential Information in his possession and control (including computerized and/or machine readable copies) and, if requested by Kaltura, shall certify in writing that all copies thereof in his possession have been returned or destroyed.

10.Non-Compete, Non-Solicitation and Disparagement
10.1.The Consultant hereby agrees that during the Consultancy Term and thereafter in accordance with Section 9.2 below (the “Restrictions Period”), he shall not be engaged, either directly or indirectly, on his own behalf or on the behalf of a third party or through any Person or business combination, in a substantially similar position, including, as a principal, agent, director, proprietor, member, partner, representative, shareholder, manager, employee, trustee, consultant, adviser, administrator and/or in any other like capacity be employed by and/or render services to any other body operating in direct competition with Kaltura Group in any jurisdiction where the Kaltura Group actively does business or has taken steps to engage in business during the twelve month period preceding the date hereof (herein, a “Competing Business”).
10.2.The Consultant’s obligations and undertakings above shall remain valid and binding, and the above Restrictions Period term shall end at the end of a (12) month period following the termination of the Consultancy Term by either party for any reason.
10.3.During the Consultancy Term and the Restrictions Period the Consultant shall not, either directly or indirectly, on his own behalf or on the behalf of a third party or through any Person: (a) solicit the business of any Person who is a customer of Kaltura Group or engage in a Competing Business; (b) cause, canvass, induce or attempt to cause, canvass or induce any business partner, customer, supplier, licensee, licensor, franchisee, employee, consultant, contractor or other business relation of Kaltura Group to cease doing business with Kaltura Group, or to deal with any competitor of the Kaltura Group or in any way interfere with its relationship with Kaltura Group; (c) cause, induce or attempt to cause or induce any such third party, to deal with any competitor of the Kaltura Group or in any way interfere with its relationship with Kaltura Group; or (d) approach, canvass, solicit or otherwise act, directly or indirectly, with a view to enticing away from or seeking in competition with Kaltura Group’s business.
10.4.Additionally, during the Consultancy Term and the Restrictions Period the Consultant shall not, either directly or indirectly, on his own behalf or on the behalf of a third party or through any Person, hire, retain or attempt to hire or retain any employee, consultant, advisor or contractor of Kaltura Group or in any way interfere with the
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relationship between Kaltura Group and any of its employees, consultants, advisors or contractors.
10.5.Without prejudicing the above, the Consultant undertakes to inform Kaltura in writing without delay of any matter in which they have a personal interest and which may cause a conflict of interest with the Kaltura Group.
10.6.The Consultant agrees and acknowledges that the payment of the Consultancy Fee under Section 6 above, includes full and sufficient compensation for the foregoing undertakings, covenants and restrictions as set forth herein.
10.7.The Consultant shall not publicly or privately disparage Kaltura Group or any current or former or future officers, directors, consultants and employees thereof.

11.Termination
11.1.Without prejudicing any termination right under the applicable law, each Party may terminate the Agreement for convenience without cause by delivering the other Party a 7 (seven) calendar days advanced written notice (or, in the case of termination by the Company, a payment of the respective Consultancy Fee for such advance termination notice period in lieu thereof), without any sanction or penalty.
11.2.In addition, this Agreement shall be automatically terminated immediately without any sanction or penalty upon: (i) the Consultant’s death; (ii) disability through illness or injury which incapacitates the Consultant for an extended period of time of more than 2 (two) consecutive months; or (iii) the Consultant being declared mentally or physically incapacitated or incapable of conducting his own affairs by court order.
11.3.in the event of termination by Kaltura, the Consultant shall be entitled for the payment of unpaid Consultancy Fees through the date of termination.

12.Assignment
12.1.The Consultant shall not under any circumstances be entitled to assign or otherwise transfer its rights, duties and obligations in terms of this Agreement to any third party.
12.2.Kaltura shall be entitled to assign all or any of its rights and obligations hereunder to any Affiliate or successor thereof and any other entity, provided that such transferee or assignee had accepted the terms and conditions of this Agreement and assumed Kaltura’s liabilities thereunder, which shall have been so assigned and transferred, as it was an original party thereto.

13.Governing Law; Dispute Resolution
14.This Agreement and all claims arising out of or relating to it shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, and the Parties hereby agree to submit to the jurisdiction of the United States District Court for the Southern District of New York to resolve any dispute relating to this agreement and waive any right to move to dismiss or transfer any such action brought in such court on the basis of any objection to personal jurisdiction or venue. In the event that such court does not have subject matter jurisdiction over the dispute, the action shall be brought in the Supreme Court for the State of New York, County of New York, and each of the Parties hereby submits irrevocably to the jurisdiction of the said courts. EACH OF THE PARTIES AGREES THAT NEITHER IT NOR ANY OF ITS ASSIGNEES OR SUCCESSORS SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE
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PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

15.Notices
15.1.All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing in the English language and shall be mailed by registered mail, by email, or otherwise delivered by air courier, by hand or by messenger, and shall be addressed to the respective Party as set forth in the preamble of this Agreement or, with respect to the Consultant’s address, as recorded with the Company in connection with his prior engagements with it.
15.2.Any notice sent in accordance with this Section shall be effective - (a) if mailed, fourteen (14) days after mailing; (b) if by E-mail, upon telephone confirmation of receipt with the recipient or by returned email confirmation from the recipient; and (c) if sent by air courier or messenger, upon delivery.

16.Miscellaneous
16.1.This Agreement, together with the preamble, recitals, schedules, exhibits, annexes, appendices and other attachments thereof, constitutes the entire agreement between the Parties hereto and supersedes all previous agreements and understandings (if any) which pertain to Consultant’s engagement with Kaltura for the rendering of the Services as contemplated herein. To dispel doubt, nothing contained herein shall derogate or prejudice anything from the Separation Agreement and RSUs Award Agreements under the 2021 Plan which continue to remain valid and binding upon its respective parties in accordance with their terms.
16.2.This Agreement may only be amended by written addenda hereto signed by the Parties.
16.3.This Agreement may be executed in one or more counterparts, including by way of any electronic signature, each of which together shall be deemed an original and enforceable against the Party actually executing such counterpart (provided, however, that all the counterparts were executed), and all of which together shall constitute one and the same instrument. The Parties may evidence execution of this Agreement by E-mailing a signed counterpart to the other Party, which shall be deemed an original.
16.4.If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or applicable law, such provision or part shall to that extent be deemed not to form part of this Agreement, and the legality and enforceability of the remainder of this Agreement shall not be affected.
16.5.No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, power or remedy under this Agreement by any Party shall preclude any further exercise thereof or the exercise of any other right, power or remedy by that Party. Without limiting the foregoing, no waiver by any Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.
16.6.The restrictions and undertakings set forth in Section 7 (Intellectual Property Rights), Section 8 (Confidential Information) and Section 9 (Non-Compete, Non-Solicitation and Disparagement), are considered by the Parties hereto to be reasonable for the purposes of protecting the business of Kaltura and the Consultant agrees that the Consultancy Fees fully compensate the Consultant for such restrictions and undertakings. However, if any of such restrictions is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the Parties that such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
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16.7.Section 2 (Definitions and Terms); Section 7 (Intellectual Property Rights), Section 8 (Confidential Information), Section 9 (Non-Compete, Non-Solicitation and Disparagement), Section 12 (Dispute Resolution), Section 13 (Notices) and Section 14 (Miscellaneous), shall survive the termination of this Agreement in accordance with their terms or if no term is specified, until the expiration of the relevant statute of limitations.
16.8.This Agreement shall be deemed as an agreement for the benefit of third parties with respect to Kaltura Group and Kaltura Affiliates as beneficiaries.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written:

PRINCIPAL		CONSULTANT

Kaltura, Inc.		John Doherty
By:	Ms. Sigal Srur
Title:	Chief HR Officer	Signature:	________________________
Signature:	________________________

Doherty Consultancy Agreement (FINAL)